Exhibit 4(g)

FIRST ADDENDUM

TO THE

INVESTMENT AGREEMENT

amongst

1.	Global Founders GmbH (formerly European Founders Fund GmbH)

– “GF” –

2.	Emesco AB

– “Emesco” –

3.	AI European Holdings S.à r.l.

– “Access” –

4.	Rocket Beteiligungs GmbH

– “RBG” –

– GF, Emesco, Access and RBG hereinafter also collectively referred to as the “Existing Shareholders” –

5.	Philippine Long Distance Telephone Company

– the “New Investor” –

– the Existing Shareholders and the New Investor hereinafter also collectively referred to as “Shareholders” and each a “Shareholder” –

6.	Rocket Internet AG

– “Company” –

the Shareholders and the Company hereinafter also collectively referred to as “Parties” and each a “Party” –

Table of Contents

§ 1	Preamble	1
§ 2	Interpretation and Definitions	2
§ 3	Amendment of § 3 Investment Agreement	2
§ 4	Amendment of § 4 Investment Agreement	4
§ 5	Amendment of § 6.5 Investment Agreement	6
§ 6	No further Amendments	6
§ 7	Confidentiality	6
§ 8	Termination	6
§ 9	Assignment	7
§ 10	Costs	7
§ 11	Written Form	7
§ 12	Choice of Law and Legal Venue	7
§ 13	Severability	8

Table of Annexes

Annex 3.3.5 – Articles of Association	3
Annex 3.5 – Subscription Declaration	4

Index of Defined Terms
Access	1
Additional Payment First Tranche	12
Additional Payment Second Tranche	13
Aggregate Issue Price	10
Bank Working Days	10
Capital Increase 2014	10
Capital Increase Account	11
Capital Increase from the Company’s own Funds	7
Capital Increase Resolutions	9
Company	2
Defined Terms	8
Emesco	1
Existing Shareholders	1
First Addendum	8
Full General Meeting	9
GF	1
Increased Registered Share Capital	9

Investment Agreement	8
Merger	7
New Investor	2
New Investor’s Additional Payment	12
New Investor’s Total Investment	14
New Shares	10
Parties	2
Party	2
RBG	1
Redemption	7
Registered Share Capital	6
Restated Articles	10
Share Split	7
Shareholder	2
Shareholders	2
Subscription Declaration	10
Transformation	6

§ 1

Preamble

1.1	The Company is a stock corporation (Aktiengesellschaft) duly incorporated and existing under German law with its registered office in Berlin, registered with the commercial register of the local court of Charlottenburg under HRB 159634 B. The Company was originally established in the legal form of a German limited liability company (Gesellschaft mit beschränkter Haftung). On 23 June 2014, the Existing Shareholders, at the Roll of Deeds CS 767/2014 of the notary public Christian Steinke with his offices in Berlin, passed a shareholders’ resolution to transform the Company into the legal form (Formwechsel) of a stock corporation under German law (Aktiengesellschaft) (the “Transformation”). The Transformation was registered with the Company’s commercial register on 1 July 2014. The registered object of the Company is, inter alia, the administration of its own assets, in particular the acquisition, administration and sale of participations in other companies in Germany and abroad. The Company concentrates on investments in start-up entities in the internet market.

1.2	The issued and outstanding registered share capital (Grundkapital) of the Company (the “Registered Share Capital”) in the amount of EUR 110,346 is divided into 110,346 registered shares with restricted transferability (vinkulierte Namensaktien) of the Company with no par value (nennwertlose Stückaktien), representing a participation of EUR 1.00 each in the Registered Share Capital and is held by the Existing Shareholders as set forth in the following table. RBG being a wholly owned subsidiary of the Company, it is not entitled to exercise the voting rights attaching to its shares in the Company (sections 71b, 71d sentence 2 German Stock Corporation Act (Aktiengesetz – AktG)).

Shareholder	Number of Shares	Shares in % (rounded)	Voting Rights in %
GF	46,762	42.38	65.17
Emesco	17,154	15.55	23.91
Access	7,833	7.10	10.92
RBG	38,597	34.98	0.00

Total	110,346	100.00	100.00

1.3	RBG shall be merged (verschmolzen) into the Company (the “Merger”). The Merger and the corresponding resolutions have been notarized on 7 August 2014 (Roll of Deeds CS 958/2014 of the notary public Christian Steinke, Berlin). The application for registration of the Merger shall be filed with the commercial register shortly after the date hereof. Upon the registration of the Merger of RBG into the Company in the Company’s commercial register, (i) RBG will cease to be a shareholder of the Company and cease to be a party to any shareholders’ agreements concluded in relation to the Company, and (ii) the shares in the Company held by RBG shall be redeemed (eingezogen) by the Company pursuant to section 237 para 3 no. 3 German Stock Corporation Act (Aktiengesetz – AktG) (the “Redemption”). Thereafter, the Registered Share Capital in the amount of EUR 110,346 shall be increased from the Company’s own funds (Kapitalerhöhung aus Gesellschaftsmitteln) without issuance of new shares from EUR 110,346 by EUR 33,152 to EUR 143,498 divided into 71,749 registered shares with restricted transferability (vinkulierte Namensaktien) with no par value (nennwertlose Stückaktien), representing a participation of EUR 2.00 each in the Registered Share Capital (“Capital Increase from the Company’s own Funds”). GF, Emesco and Access intend to split their shares in the ratio 1:2 (“Share Split”) with the result that the Registered Share Capital will be divided into 143,498 registered shares with restricted transferability (vinkulierte Namensaktien) with no par value (nennwertlose Stückaktien), representing a participation of EUR 1.00 each in the Registered Share Capital and will be held by GF, Emesco and Access as set forth in the following table:

Shareholder	Number of Shares	Total portion of the Registered Share Capital in EUR	Shares in % (rounded)
GF	93,524	93,524	65.17
Emesco	34,308	34,308	23.91
Access	15,666	15,666	10.92

Total	143,498	143,498	100.00

1.4	The New Investor intends to provide the Company, as part of a long-term strategic partnership between the New Investor and the Company, with further capital and to subscribe for shares in the Company newly issued by way of an increase of the Registered Share Capital against contribution in cash (Kapitalerhöhung gegen Bareinlagen). To determine the terms and conditions of the New Investor’s investment in the Company, the Parties on 7 August 2014 entered into an investment agreement including the annexes thereto (the “Investment Agreement”). In order to adjust the Investment Agreement to the measures set forth in § 1.3 (in particular (but without limitation) to the Capital Increase from the Company’s own Funds and the Share Split) the Parties intend to amend the Investment Agreement by concluding this first addendum to the Investment Agreement (the “First Addendum”).

§ 2

Interpretation and Definitions

2.1	In this First Addendum defined terms (“Defined Terms”) shall have the meaning ascribed to them in the relevant paragraph.

2.2	Unless otherwise provided for in this First Addendum, any term in capital letters shall have the meaning ascribed to it in the Investment Agreement.

2.3	Unless the context or the expressed provision of this First Addendum require otherwise, headings and subheadings of the paragraphs and/or provisions contained herein are for convenience and reference purposes only and shall not have any effect on the meaning or construction of any of the provisions hereof.

§ 3

Amendment of § 3 Investment Agreement

§ 3 of the Investment Agreement shall be amended and completely revised as follows:

“§ 3

Merger and Redemption; Capital Increase and Amendment to the Existing Articles of Association

3.1	The Company, RBG and the other Existing Shareholders hereby undertake (i) to execute and implement (or to exercise their rights as a shareholder in the Company to give effect to such execution and implementation of) the Merger, the Redemption, the Capital Increase from the Company’s own Funds and the Share Split as described in § 1.3 of the First Addendum without undue delay (unverzüglich) after the date hereof, (ii) to not sell, transfer, pledge or otherwise encumber or dispose of RBG’s shares in the Company or to exercise their rights as a shareholder in the Company to give effect or consent to such measure.

3.2	Each of the Existing Shareholders herewith undertakes to conduct a notarised general shareholders’ meeting of the Company (notariell zu beurkundende Hauptversammlung) in the form of a full general meeting (Vollversammlung) within the meaning of § 121 para. 6 German Stock Corporation Act (Aktiengesetz - AktG), to take place as soon as reasonably practical after the signing of this First Addendum, in any case, however, in August 2014 (the “Full General Meeting”).

3.3	Each of the Existing Shareholders undertakes to resolve as follows in the Full General Meeting, with all respective votes and without any abstention from voting (the “Capital Increase Resolution”):

3.3.1	To irrevocably waive any and all requirements regarding summoning and conducting (Einberufung und Abhaltung) of a general shareholders’ meeting of the Company, whether deriving from law or the Company’s current articles of association;

3.3.2	to increase the Registered Share Capital from EUR 143,498 by EUR 15,944 to EUR 159,442 (the “Increased Registered Share Capital”) by issuing 15,944 registered shares with restricted transferability (vinkulierte Namensaktien) in the Company with no par value (nennwertlose Stückaktien), representing a participation in the Increased Registered Share Capital of EUR 1.00 each (the “Capital Increase 2014” and the shares newly issued in the course of the Capital Increase 2014, the “New Shares”). The New Shares will be issued at the value of EUR 1.00 per New Share (with respect to the aggregate amount of the New Shares, the “Aggregate Issue Price”). The New Shares will not be chartered (verbrieft) and will be of the same class and will bear the same rights as the Shares held by the Existing Shareholders. The New Shares will bear the right to participate in the profits of the Company beginning with 1 January 2014;

3.3.3	to irrevocably waive their respective subscription rights (Verzicht auf das Bezugsrecht) regarding the Capital Increase 2014, in each case to the full extent, and to admit the New Investor as the sole subscriber for the New Shares;

3.3.4	to irrevocably waive the requirement of the presentation of a report of the management board (Vorstand) of the Company regarding the exclusion of the subscription rights (Verzicht auf die Vorlage eines Vorstandsberichts zum Bezugsrechtsausschluss) pursuant to § 186 para. 4 sentence 2 of the German Stock Corporation Act (Aktiengesetz – AktG); and

3.3.5	to amend and restate the Company’s current articles of association in their entirety in the form as set forth in Annex 3.3.5 (the “Restated Articles”).

3.4	The Company shall bear the costs incurred by preparing and conducting the Full General Meeting.

3.5	After the Capital Increase Resolution has been passed, the New Investor shall issue to the Company a subscription declaration for the New Shares (Zeichnungsschein), one original and one duplicate, in the proper and valid form, a draft of which is attached hereto as Annex 3.5 (the “Subscription Declaration”). The Aggregate Issue Price falls due for payment within five (5) days on which banks in Berlin and Zurich are open for the general public except Saturday or Sunday (“Bank Working Days”) after the Capital Increase Resolution has been passed, onto the following account (which is not an overdraft account) of the Company (reference: “Aggregate Issue Price for the New Shares”):

Account Holder:	Rocket Internet AG
Bank:	Deutsche Bank AG
IBAN:	DE13100700240071278600
BIC:	DEUTDEDBBER
(the “Capital Increase Account”).

3.6	The Parties agree that the Aggregate Issue Price paid by the New Investor in respect of the New Shares must not be used for payments until such time as the Capital Increase Resolution pursuant to § 3.3.1 through § 3.3.5 has been properly registered with the commercial register.

3.7	The obligations of the Existing Shareholders and/or the Company pursuant to § 3.8 and § 3.9 shall be subject to the conditions precedent of the (i) issuance of the Subscription Declaration and the (ii) payment of the Aggregate Issue Price pursuant to § 3.5 above.

3.8	Subject to the provisions of § 3.7, the Existing Shareholders and the Company shall procure that (i) the Capital Increase Resolution pursuant to § 3.3.1 through § 3.3.5 is filed with the commercial register without undue delay (unverzüglich), and (ii) the shareholders’ register (Aktienregister) pursuant to § 67 para. 1 German Stock Corporation Act (Aktiengesetz - AktG) is updated without undue delay (unverzüglich) after (A) the Capital Increase 2014 has been registered with the commercial register and (B) the Capital Increase 2014 has been implemented (Durchführung).

3.9	Subject to the provisions of § 3.7, each of the Existing Shareholders and the Company shall – also in case any interim orders (Zwischenverfügungen) will be issued – procure that any and all reasonable actions are taken and any and all declarations are issued as may be required to implement the Capital Increase Resolution.

3.10	After the registration of the Capital Increase from the Company’s own Funds and the Capital Increase 2014 with the commercial register, the shares in the Company will be held as follows:

Shareholder	Number of Shares	Total portion of the Registered Share Capital in EUR	Shares in % (rounded)
GF	93,524	93,524	58.66
Emesco	34,308	34,308	21.52
Access	15,666	15,666	9.82
New Investor	15,944	15,944	10.00

Total	159,442	159,442	100.00

§ 4

Amendment of § 4 Investment Agreement

§ 4 of the Investment Agreement shall be amended and completely revised as follows:

“§ 4

Additional Payments into the Free Capital Reserves

4.1	The New Investor undertakes vis-à-vis the other Shareholders, but not vis-à-vis the Company, to make an additional payment of EUR 333,326,452.00 into the Company’s free capital reserves in the meaning of § 272 para. 2 no. 4 German Commercial Code (Handelsgesetzbuch – HGB) in two tranches (the “New Investor’s Additional Payment”).

4.2	The first tranche of the New Investor’s Additional Payment, corresponding to 50% of the New Investor’s Additional Payment, i.e. an amount of EUR 166,663,226.00 (the “Additional Payment First Tranche”) shall be due for payment within five (5) Bank Working Days after the later of (i) the notary public recording the Capital Increase Resolution confirms in writing to the New Investor that the Capital Increase 2014 has been registered with the Company’s commercial register and payment shall be made into the Capital Increase Account (reference “New Investor’s Additional Payment First Tranche”) and (ii) the Merger, the Redemption, the Capital Increase from the Company’s own Funds and the Share Split having been completed as described in § 1.3 of the First Addendum. The Company shall provide the New Investor and the Existing Shareholders with written evidence immediately upon receipt of the Additional Payment First Tranche into the Capital Increase Account.

4.3	The second tranche of the New Investor’s Additional Payment, corresponding to the remaining 50% of the New Investor’s Additional Payment, i.e. an amount of EUR 166,663,226.00 (the “Additional Payment Second Tranche”) shall be due for payment, and made within five (5) Bank Working Days, upon the occurrence of the earlier of:

4.3.1	the day on which the Company has published its press release containing the Company’s “intention to float”; and

4.3.2	the first anniversary of the day at which the notary public recording the Capital Increase Resolution has confirmed in writing to the New Investor according to § 4.2 that the Capital Increase 2014 had been registered with the Company’s commercial register.

Payment of the Additional Payment Second Tranche shall be made by the New Investor into the Capital Increase Account (reference “New Investor’s Additional Payment Second Tranche”). The Company shall provide the New Investor and the Existing Shareholders with written evidence immediately upon receipt of the Additional Payment Second Tranche into the Capital Increase Account.

4.4	To the extent the New Investor fails to make the New Investor’s Additional Payment within ten (10) Bank Working Days after a written warning (to be issued by the Company on behalf of the Existing Shareholders after the New Investor’s Additional Payment, or any part thereof, fell due), the New Investor shall be obligated upon the Company’s request to transfer the New Shares to the Existing Shareholders (pro rata to their participation in the Company inter se immediately prior to the passing of the Capital Increase Resolution) against payment of (i) the nominal amount (to the extent the New Shares were issued and the nominal amount was paid), and (ii) any portion of the New Investor’s Additional Payment already paid by the New Investor. If the New Shares are so transferred, the claim for the New Investor’s Additional Payment against the New Investor shall lapse without the Existing Shareholders or the Company having any other claim against the New Investor.

4.5	The Parties agree that the New Investor’s Additional Payment will be used for the further growth of the business of the Company, for expanding the market share of the Portfolio Companies in various emerging markets of the world and for strengthening the Company’s position as the leading internet company outside the U.S. and China.”

§ 5

Amendment of § 6.5 Investment Agreement

§ 6.5 of the Investment Agreement shall be amended and completely revised as follows:

“6.5	The aggregate liability of the Existing Shareholders, GF and the Company under this § 6 shall not exceed the New Investor’s total monetary investment under this Investment Agreement (which shall comprise the Aggregate Issue Price plus the New Investor’s Additional Payment, each as defined in the First Addendum, hereinafter referred to as the “New Investor’s Total Investment”), to the extent paid or duly committed. The New Investor’s total claims in connection with the warranties pursuant to § 5.2.3 through § 5.2.20 shall be capped at 30% of the New Investor’s Total Investment, provided that the New Investor’s total claims in connection with the warranties pursuant to any other warranty than the warranty contained in § 5.2.16 shall be capped at 15% of the New Investor’s Total Investment. For the avoidance of doubt, the sequence in which the New Investor makes any Warranty Claim shall not affect these caps, i.e., the New Investor shall in any event have the right to make Warranty Claims not based on § 5.2.16 up to an amount of 15% of the New Investor’s Total Investment regardless of whether it has brought any Warranty Claim based on § 5.2.16 before or not, provided, however, that the total cap of 30% of the New Investor’s Total Investment may not be exceeded.”

§ 6

No further Amendments

Except for the amendments described in § 3 through § 5 above, the Investment Agreement shall remain valid and in full force and shall not be affected by this First Addendum in any other way.

§ 7

Confidentiality

7.1	The Parties shall treat all information in connection with this First Addendum confidential. However, the Parties are entitled to disclose information

7.1.1	to employees or advisors of each Party and the commercial banks or other financial institutions who themselves are subject to a comparable confidentiality obligation;

7.1.2	to future investors who wish to acquire a direct or indirect participation in the Company, if they sign a corresponding declaration of confidentiality;

7.1.3	to banks in connection with an IPO or financing measures of the Company;

7.1.4	to a third party in connection with the sale of an enterprise, providing that the third party signs a corresponding declaration of confidentiality;

7.1.5	to tax and other public authorities, to the extent stipulated by statute by a court or administrative authority; and

7.1.6	to the extent to which necessary by statutory law, regulations or stock exchange rules binding a Party or anyone controlling a Party.

7.2	The Parties are entitled to disclose information to their Affiliates (as defined in the Shareholders’ Agreement).

§ 8

Termination

§ 8 of the Investment Agreement shall apply accordingly to this First Addendum with the proviso that in case the New Investor cancels the Investment Agreement in accordance with § 8 of the Investment Agreement this First Addendum shall also deemed to be terminated by the New Investor.

§ 9

Assignment

9.1	Any single rights and/or single obligations defined under this First Addendum or this First Addendum as a whole cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties.

9.2	The Company and the Existing Shareholders hereby already consent to the assignment of the rights of the New Investor under this First Addendum to a subsidiary or affiliate of the New Investor provided, however, that the New Investor shall remain jointly and severally liable with such assignee for the New Investor’s obligations under this First Addendum. In the event of such assignment by the New Investor, the assignee may enforce this First Addendum as if it were the New Investor under this First Addendum.

§ 10

Costs

Each Party shall bear its own costs for the draft and advice in connection with the conclusion of this First Addendum and the measures provided for in it.

§ 11

Written Form

Alterations and additions to this First Addendum must be in written form and be signed by each Party in order to be valid, any such alteration or addition shall furthermore be notarized if notarial recording is prescribed. This also applies for any alterations or amendments or any waiver of this requirement of the written form.

§ 12

Choice of Law and Legal Venue

12.1	This First Addendum is subject to the substantive laws of the Federal Republic of Germany.

12.2	Any disputes of the Parties resulting out of or in connection with this First Addendum shall exclusively be settled by arbitration in accordance with the rules of German Institution of Arbitration (DIS-SchO) and the supplementary rules for corporate litigation (DIS-ERGes). The arbitration tribunal shall be composed of three arbitrators. The claimant and the respondent shall each nominate one member of the tribunal. The third member of the tribunal shall be mutually appointed by the members nominated by the claimant and the respondent and shall be the chairman. The place of arbitration shall be Berlin. The arbitration proceedings shall be conducted in English.

The effects of the arbitral decision shall extend also to shareholders that have been timely nominated as concerned shareholders (Betroffene) regardless of whether they have chosen to make use of the option to act as intervenor (Nebenintervenient) in the arbitration proceedings (§ 11 DIS-ERGes). Shareholders that were timely nominated as concerned shareholders shall recognize the decision made in accordance with the provisions of the supplementary rules for corporate litigation (DIS-ERGes).

Each Party remains bound by this § 13.2 even after having left the Company for whatever legal reason.

In case of any litigation which would be subject to arbitration proceedings in accordance with this § 13.2 but has been put in front of ordinary courts, the Company always has to raise the objection that arbitration proceedings have been agreed between the Parties pursuant to this First Addendum.

§ 13

Severability

In case individual provisions of this First Addendum are invalid or if this First Addendum contains gaps, this does not affect the validity of the remaining provisions. Such invalid provision shall be replaced and the gap shall be filled by a valid provision which corresponds to the meaning and purpose of the invalid provision and which corresponds to what would reasonably have been agreed in accordance with the sense and purpose of this First Addendum if the matter had been considered from the outset.

[SIGNATURE PAGES FOLLOW]

Signature Page to First Addendum to the Investment Agreement

Global Founders GmbH
By:
Munich, August 14, 2014

/s/ Oliver Samwer
Name:	Oliver Samwer
Position:	Managing Director

Signature Page to First Addendum to the Investment Agreement

Emesco AB
By:
Stockholm, August 15, 2014

/s/ Michael Larsson		/s/ Tobias Hulten
Name:	Michael Larsson	Name:	Tobias Hulten
Position:	Director	Position:	Director

Signature Page to First Addendum to the Investment Agreement

AI European Holdings S.a.r.l.
By:
Luxembourg, August 13, 2014		London, August 13, 2014

/s/ Simon Baker		/s/ Thomas Harding
Name:	Simon Baker	Name:	Thomas Harding
Position:	Class B Manager	By:	Access Industries Management LLC, Class A Manager

New York, August 13, 2014

/s/ Peter L. Thoren
		Name:	Peter L. Thoren
		By:	Access Industries Management, LLC, Class A Manager
		By:	Peter L. Thoren, Executive Vice President

Signature Page to First Addendum to the Investment Agreement

Rocket Beteiligungs GmbH
By:
Berlin, August 13, 2014

/s/ Arnt Jeschke
Name:	Arnt Jeschke
Position:	Managing Director (Geschaftsfuhrer)

Signature Page to First Addendum to the Investment Agreement

Philippine Long Distance Telephone Company
By:

/s/ Manuel V. Pangilinan
Name:	Manuel V. Pangilinan
Position:	Chairman

Signature Page to First Addendum to the Investment Agreement

Rocket Internet AG
By:		By:
Munich, August 14, 2014		Berlin, August 14, 2014

/s/ Oliver Samwer		/s/ Arnt Jeschke
Name:	Oliver Samwer	Name:	Arnt Jeschke
Position:	Chief Executive Officer	Position:	Prokurist